UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2020

MATINAS BIOPHARMA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38022	46-3011414
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

1545 Route 206 South, Suite 302 Bedminster, New Jersey	07921
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 443-1860

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock	MTNB	NYSE American

Item 1.01. Entry into a Material Definitive Agreement.

On January 9, 2020, Matinas BioPharma Holdings, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Piper Sandler & Co., as representative of the several underwriters party thereto (the “Underwriters”), relating to the offering, issuance and sale of 32,260,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 (the “Common Stock”), at a price to the public of $1.55 per share (the “Offering”). The net proceeds to the Company from the Offering are expected to be approximately $46.5 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company. The Offering is expected to close on or about January 14, 2020, subject to customary closing conditions. Pursuant to the Underwriting Agreement, the Underwriters have a 30-day option to purchase up to 4,839,000 additional shares of Common Stock on the same terms as the Underwriters are purchasing the base number of shares.

The Offering is being made pursuant to the Company’s effective registration statement on Form S-3 (File No. 333-217106) previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) and a prospectus supplement and accompanying base prospectus filed with the SEC.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this report and is incorporated by reference herein. A copy of the opinion of Lowenstein Sandler LLP relating to the legality of the issuance and sale of Shares in the Offering is attached as Exhibit 5.1 to this report.

Item 7.01. Regulation FD Disclosure.

On January 9, 2020, the Company issued a press release regarding the launch of the Offering. On January 10, 2020, the Company issued a press release announcing that it had priced the Offering. Copies of the press releases are furnished hereto as Exhibits 99.1 and 99.2, respectively, to this report and incorporated herein by reference.

Item 8.01. Other Events.

The preliminary prospectus supplement used by the Company in connection with the Offering includes the information in the following paragraph.

At December 31, 2019, the Company had approximately $28.6 million in cash and cash equivalents, marketable securities and restricted cash. This amount is preliminary, unaudited and subject to the completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2019 (the “Audited 2019 Financial Statements”). As a result, this amount may differ from the amount that will be reflected in the Audited 2019 Financial Statements. Additional information and disclosures are required for a more complete understanding of the Company’s financial position and results of operations as of December 31, 2019.

Statements contained in this report regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may involve risks and uncertainties, such as statements related to the anticipated closing of the Offering and the amount of proceeds expected from the Offering. The risks and uncertainties involved include the Company’s ability to satisfy certain conditions to closing on a timely basis or at all, as well as other risks detailed from time to time in the Company’s SEC filings, including in its annual filing on Form 10-K, as amended filed with the SEC on April 1, 2019, the preliminary prospectus supplement filed with the SEC on January 9, 2020, and the final prospectus supplement to be filed with the SEC.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description.
1.1	Underwriting Agreement, dated January 9, 2020, by and between Matinas BioPharma Holdings, Inc. and Piper Sandler & Co., as representative.

5.1	Opinion of Lowenstein Sandler LLP.

23.1	Consent of Lowenstein Sandler LLP (included in the opinion of Lowenstein Sandler LLP filed as Exhibit 5.1 hereto).

99.1	Press Release dated January 9, 2020.

99.2	Press Release dated January 10, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATINAS BIOPHARMA HOLDINGS, INC.

Dated: January 10, 2020	By:	/s/ Jerome D. Jabbour
	Name:	Jerome D. Jabbour
	Title:	Chief Executive Officer